Exhibit 10.1

Execution Version

SERVICES AGREEMENT

by and between

American Hallmark Insurance Company of Texas

Hallmark Specialty Insurance Company

Hallmark Insurance Company

Hallmark National Insurance Company

Hallmark County Mutual Insurance Company

and

DARAG BERMUDA LTD.

Table of Contents

Attachments:

SCHEDULE A – SCHEDULE OF TRANSITION MILESTONES

EXHIBIT A – FORM OF CLAIMS SUMMARY REPORT

-i-

SERVICES AGREEMENT

(hereinafter referred to as the “Agreement”)

by and between

AMERICAN HALLMARK INSURANCE COMPANY OF TEXAS, HALLMARK SPECIALTY INSURANCE COMPANY, HALLMARK INSURANCE COMPANY, HALLMARK NATIONAL INSURANCE COMPANY, Hallmark County Mutual Insurance Company

(hereinafter collectively referred to as the “Company”)

and

DARAG BERMUDA LTD.

(hereinafter referred to as the “Service Provider”)

(each a “Party” and collectively the “Parties”)

ARTICLE I - BACKGROUND

A.	The Company, the Service Provider and DARAG Insurance (Guernsey) Limited (“DARAG Guernsey”) have entered into a Loss Portfolio Transfer Reinsurance Contract (the “Loss Portfolio Transfer Agreement”), whereby the Company shall cede to the Service Provider and DARAG Guernsey, and the Service Provider and DARAG Guernsey shall assume from the Company, the Ultimate Net Loss of the Company pursuant to the terms of the Loss Portfolio Transfer Agreement (the “Transaction”).

B.	The Service Provider shall provide the Claims Handling and Administrative Services to the Company and shall have authority and responsibility for the handling and administration of Claims applicable to the Subject Business, including Reinsurer ECO/XPL in accordance with the terms of this Agreement.

ARTICLE II - DEFINITIONS

A.	In this Agreement:

“Affiliate” means, in relation to any Party, any person or entity under the control of or under common control with the Party.

“Applicable Law(s)” has the meaning given to it in the Loss Portfolio Transfer Agreement.

“Audited Party” has the meaning given to it in paragraph F of the Record Keeping, Audit and Inspection Article.

“Auditing Party” has the meaning given to it in paragraph F of the Record Keeping, Audit and Inspection Article.

“Record Retention Period” shall have the meaning set out in paragraph B of the Record Keeping, Audit and Inspection Article.

“Business Day” has the meaning given to it in the Loss Portfolio Transfer Agreement.

“Cause” shall be defined as a material breach of any provision of this Agreement.

“Claims” means all claims reported under the Reinsured Policies, with the exception of the claims relating to any Retained ECO/XPL.

“Claims Handling and Administrative Services” has the meaning given to it in paragraph A.1 of the Services Article.

“Closing” has the meaning given to it in the Loss Portfolio Transfer Agreement.

“Closing Date” has the meaning given to it in the Loss Portfolio Transfer Agreement.

“Company Litigation” means (i) any Litigation in which the Company is named as a party and (ii) any Litigation relating to the claims relating to the Retained ECO/XPL.

“Complaints” has the meaning given to it in paragraph A of the Complaints Article.

“Consents” means all approvals, authorizations, licenses, and permissions required from any person, organization or government or similar body including any Regulatory Authority.

“DARAG Guernsey” has the meaning given to it in paragraph A of the Background Article.

“Extra Contractual Obligations/Loss in Excess of Policy Limits” has the meaning given to it in the Loss Portfolio Transfer Agreement.

“Fees” has the meaning given to it in paragraph B.5 of the Company Obligations – Transition Period Article.

“HIPAA” has the meaning given to it in paragraph A.1 of the Compliance with Laws Article.

“Legal and Regulatory Department of the Company” is Arizona Department of Insurance, Oklahoma Insurance Department and Texas Department of Insurance.

“Legal and Regulatory Department of the Service Provider” is the Bermuda Monetary Authority.

“Litigation” means any legal action or proceeding relating to the Subject Business, including but not limited to third-party lawsuits against insureds, arbitrations, declaratory judgments, and Extra Contractual Obligations/Loss in Excess of Policy Limits arising out of or related to the Subject Business. Litigation does not include any Complaints, inquiries or proceedings by Regulatory Authorities relating solely to the Service Provider. For the avoidance of doubt, Litigation includes Company Litigation.

“Loss Adjustment Expense” has the meaning given to it in the Loss Portfolio Transfer Agreement.

“Loss Escrow Accounts” has the meaning given to it in the Loss Portfolio Transfer Agreement.

“Loss Portfolio Transfer Agreement” has the meaning given to it in paragraph A of the Background Article.

“Notice” has the meaning given to it in the Notices Article.

“Out-Of-Pocket Costs” has the meaning given to it in paragraph B.5 of the Company Obligations – Transition Period Article.

“Phase I Transition Services” has the meaning given to it in paragraph A of the Company Obligations – Transition Period Article.

“Phase II Transition Services” has the meaning given to it in paragraph B of the Company Obligations – Transition Period Article.

“PII” means personally identifiable information in any format (paper, electronic or stored on media etc.) that the Service Provider becomes aware of in relation to this Agreement.

“Privacy Insurance” has the meaning given to it in paragraph A.5 of the Compliance with Laws Article.

“Record Retention Period” shall have the meaning set out in paragraph B of the Record Keeping, Audit and Inspection Article.

“Regulatory Authority” means any person, body, authority, government, local government, regulatory agency with regulatory enforcement, administrative and/or criminal powers in any jurisdiction.

“Regulatory Proceedings” has the meaning given to it in paragraph B.4 of the Services Article.

“Reinsured Policies” means the Company’s policies, contracts, agreements and binders of insurance or reinsurance (including any endorsements, modifications or amendments thereto) on the Subject Business.

“Reinsurer ECO/XPL” shall have the meaning set out in the Loss Portfolio Transfer Agreement.

“Retained ECO/XPL” shall have the meaning set out in the Loss Portfolio Transfer Agreement.

“Schedule of Milestones” has the meaning given to it in paragraph D of the Company Obligations – Transition Period Article.

“Serious Injury” means a fatality, amputation, spinal cord injury with paralysis (resulting in partial or total paralysis), permanent loss of upper or lower extremities, multiple fractures, brain injury, serious burns, a sexual harassment or molestation claim, a class action suit, serious sensory impairment or loss of sight, serious disfigurement or scarring, Extra Contractual Obligations or Loss in Excess of Policy Limits, major organ injury or massive internal organ damage.

“Service Records” shall have the meaning set out in paragraph A of the Record Keeping, Audit and Inspection Article.

“Service Standards” has the meaning given to it in paragraph C of the Services Article.

“Subcontractor” has the meaning given to it in paragraph A.3. of the Services Article.

“Subject Business Information and Systems Data” means all data (including personal data), information, financial transaction records, text, statistics, analysis and other materials embodied in any form relating to the Subject Business and which may be supplied by the Company and/or which the Company (and/or any of its subcontractors) generates, collects, processes, stores or transmits in connection with the Subject Business.

“Subject Business” has the meaning given to it in the Loss Portfolio Transfer Agreement.

“Substantial Litigation” has the meaning given to it in paragraph B.5 of the Services Article.

“third-party” means any person or entity which is not a Party to this Agreement.

“Third-Party Reinsurance” has the meaning given to it in the Loss Portfolio Transfer Agreement.

“Third-Party Reinsurer” has the meaning given to it in paragraph B of the Third-Party Reinsurance Article.

“Transaction” has the meaning given to it in paragraph A of the Background Article.

“Transaction Documents” has the meaning given to it in the Loss Portfolio Transfer Agreement.

“Transition End Date” is October 31, 2020.

“Transition Period” has the meaning given to it in paragraph B of the Company Obligations – Transition Period Article.

“Transition Period – Phase I” has the meaning given to it in paragraph A of the Company Obligations – Transition Period Article.

“Transition Period – Phase I End Time” has the meaning given to it in paragraph B of the Company Obligations – Transition Period Article.

“Transition Period – Phase II” has the meaning given to it in paragraph B of the Company Obligations – Transition Period Article.

“Transition Services” has the meaning given to it in paragraph B of the Company Obligations – Transition Period Article.

“Ultimate Net Loss” has the meaning given to it in the Loss Portfolio Transfer Agreement.

B.	Capitalized terms used in this Agreement and not otherwise defined herein will have the meanings assigned to such terms in the Transaction Documents.

ARTICLE III - SERVICES

A.	1. The Company hereby appoints the Service Provider, and the Service Provider hereby accepts appointment, to provide as an independent contractor of the Company, from and after the Transition Period – Phase I End Time, all of the administrative and other services necessary or appropriate in connection with the administration of the Subject Business, including those services set forth in this Services Article (the “Claims Handling and Administrative Services”), all on the terms set forth in this Agreement. Except as provided in this Agreement, the Claims Handling and Administrative Services shall include, but not be limited to the defense, adjustment, settlement and payment of all Claims, the recovery of all salvage and subrogation for any liabilities incurred under the Reinsured Policies, the administration of Litigation and Reinsurer ECO/XPL applicable to the Subject Business, as more fully described below. Notwithstanding any other provision of this Agreement to the contrary, the Company shall have the right to direct the Service Provider in connection with the Claims Handling and Administrative Services to perform any action necessary to comply with Applicable Law, or to cease performing any action that constitutes a violation of Applicable Law.

2.            In order to assist the Service Provider in the performance of the Claims Handling and Administrative Services hereunder, the Company hereby appoints the Service Provider, with effect from the Transition Period – Phase I End Time, as its attorney-in-fact with respect to the rights, duties, privileges and obligations of the Company in and to the Subject Business, with full power and authority to act in the name, place and stead of the Company with respect thereto, including the power, without reservation, to service the Subject Business, to adjust, to defend, to settle and to pay Claims, and to take such other and further action as may be necessary or desirable to effect the transactions contemplated by this Agreement, but in all cases only to the extent of the rights and authority granted to the Service Provider pursuant to this Agreement and in accordance with the terms hereof.

3.            The Service Provider may employ one or more third-party administrators or subcontractors for the performance of any Claims Handling and Administrative Services (in each case, a “Subcontractor”) at the Service Provider’s sole expense and subject to the Company’s prior written approval (such approval not to be unreasonably withheld, conditioned or delayed). In connection with such approval, the Company shall have the right to review and request reasonable changes to any agreement to be entered into between the Service Provider and a proposed Subcontractor, and the Service Provider shall not amend any such agreement in a manner that materially affects the Subcontractor’s performance of the Claims Handling and Administrative Services without the Company’s prior written approval. In addition, each Subcontractor shall be duly licensed as a claims adjustor in the United States to the extent required under Applicable Law so as to permit the performances of the Claims Handling and Administrative Services in compliance with Applicable Law. Notwithstanding the foregoing, no such subcontracting or third-party administration arrangement shall relieve the Service Provider from any of its obligations or liabilities hereunder, and the Service Provider shall remain responsible for all obligations or liabilities of each Subcontractor with regards to the provision of such service or services as if provided by the Service Provider. The Service Provider shall supervise each Subcontractor to ensure its performance of any Claims Handling and Administrative Services complies with the requirements of this Agreement.

4.            With respect to any Subcontractor, the Service Provider shall have entered into agreements with such Subcontractor or otherwise require such Subcontractor to (i) provide any regular audit compliance reports (such as SOC2 reports), financial statements or other documents or information in connection with the Subject Business upon the Company’s reasonable request, (ii) comply with paragraph A of the Compliance with Laws Article and paragraph I of the Record Keeping, Audit and Inspection Article and (iii) comply with the Service Standards.

5.            To the extent required by Applicable Law or as required for the efficient performance of the Claims Handling and Administrative Services, the Service Provider agrees to send to policyholders of the Reinsured Policies a written notice prepared by the Service Provider and in a form reasonably acceptable to the Company to the effect that the Service Provider has been appointed by the Company to provide Claims Handling and Administrative Services. The Service Provider shall provide such notice at a time and in a manner reasonably acceptable to the Company and the Service Provider and in all events in accordance with Applicable Law.

B.	Subject to paragraph B of the Company Obligations – Transition Period Article, the Service Provider shall provide the following Claims Handling and Administrative Services after the Transition End Date (unless otherwise specified below or elsewhere in the Agreement) until the termination or expiration of this Agreement:

1.	Administration and settlement of Claims. These rights include, without limitation, the power to acknowledge, consider, review, investigate, deny, defend, settle and pay Claims, determine coverage, commute policies, set and adjust reserves and to take such other actions as may be necessary or desirable to manage each Claim and fulfill the Service Provider’s other obligations with respect to the Subject Business, including payment of all Claims and associated expenses that are reinsured by the Service Provider using funds from the Loss Escrow Accounts pursuant to the Loss Portfolio Transfer Agreement on a gross basis (i.e., without deduction of any amounts payable under the Third-Party Reinsurance). The Company will reimburse the Service Provider for Third-Party Reinsurance in accordance with the Loss Portfolio Transfer Agreement. The Company reserves the right to monitor, oversee and direct the Service Provider’s actions under this Services Article as set forth in more detail below.

The Service Provider shall not take any substantive action or decision in respect of any Claim or recovery of any payments where the Service Provider or any applicable Subcontractor knows that any such Claim or recovery:

a.	involves any media or political interest, or public relations or reputation issues; or

b.	involves a party instigating a lawsuit against one or more of the entities comprising the Company;

in each case, without first obtaining instructions from the Company, which shall provide written instructions within seven (7) Business Days of the Service Provider’s request, and the Service Provider will act in accordance with those instructions.

Furthermore, Service Provider shall not take any legal action in relation to the involvement of brokers or other intermediaries in the Reinsured Policies, without first obtaining prior written consent from the Company (such consent not to be unreasonably withheld).

Notwithstanding anything in this Agreement to the contrary, the Company shall have the right to assume the adjustment and management of any Claim if it reasonably determines that the Service Provider fails to administer such Claim (including the supervision of the applicable Subcontractor) in any material respect in accordance with the Service Standards and notifies the Service Provider in writing of such failure, and the Services Provider does not cure such failure within twenty (20) Business Days of receiving written notice thereof from the Company. For the avoidance of doubt, the Service Provider shall nevertheless remain responsible for the payment of such Claim as provided in this paragraph B.

2.	Subject to paragraph 1 above, the Service Provider shall be responsible for pursuing all insured retentions, deductibles and claims for salvage or subrogation in connection with the Subject Business beginning on the Closing Date. The Company hereby assigns to the Service Provider the right to collect any retention or deductible and to dispose of any salvage received as a result of any loss settlement hereunder, and to enforce any right of the Company against any person or organization for damages or equitable relief for any loss under any of the Subject Business, employing legal counsel as and when appropriate. The Company agrees to furnish the Service Provider, on request, any and all legal instruments reasonably necessary to recover any retention or deductible and to implement the foregoing salvage and subrogation. Notwithstanding the foregoing, the Company or a Third-Party Reinsurer, to the extent permitted or required under the relevant Third-Party Reinsurance agreement, at its expense, shall have the right to pursue any insured retentions, deductibles and claims for salvage or subrogation in connection with the Subject Business after the Closing Date upon prior written notice to the Service Provider, if the Service Provider elects not to undertake such actions.

3.	The Service Provider shall provide any information reasonably required by the Company in order for the Company to meet its legal, statutory or auditing obligations and allowing the Company reasonable access to claim files in the possession of or maintained by the Service Provider or its Subcontractors in connection with the Subject Business.

Upon the reasonable request of the Company, the Service Provider shall timely prepare such reports and summaries, including statistical summaries, as are reasonably necessary to satisfy any requirements imposed by a Regulatory Authority upon the Company with respect to the Reinsured Policies. In addition, the Service Provider, upon the reasonable request of the Company, shall promptly provide to the Company copies of all existing records relating to the Reinsured Policies (including, with respect to records maintained in machine readable form, hard copies) that are necessary for the Company to satisfy such requirements. Among other responsibilities:

a.	The Service Provider shall promptly prepare and furnish to Regulatory Authorities such reports and related summaries, certificates of compliance and other reports required by a Regulatory Authority with respect to the Reinsured Policies.

b.	The Service Provider shall assist and cooperate with the Company in taking such actions as are commercially reasonable and appropriate in connection with any and all market conduct or other Regulatory Authority examinations relating to the Reinsured Policies.

4.	Subject to the Complaints Article herein, the Service Provider shall promptly notify the Company of any Complaints, inquiries or proceedings by Regulatory Authorities (“Regulatory Proceedings”) relating to the Subject Business. Similarly, the Company shall promptly notify the Service Provider of any Regulatory Proceedings relating to the Subject Business. The Service Provider shall respond to such Regulatory Proceedings within the requested time frame for response or if no such time frame is provided, within the time frame as allowed by Applicable Law and shall provide promptly a copy of proposed response to the Legal and Regulatory Department of the Company for the Company’s prior review and comment; provided, the Company shall have at least two (2) Business Days to review such proposed response. The Company shall provide its comments to the Service Provider, if any, promptly and no later than two (2) Business Days before the response is due to the relevant Regulatory Authority. If the Company does not provide any comments pursuant to the two immediately preceding sentences, the proposed response shall be deemed to be approved by the Company. The Service Provider agrees to promptly provide copies of the responses to any Regulatory Proceedings relating to the Subject Business actually submitted to the Legal and Regulatory Department of the Company. In addition, upon a written request from the Company, the Service Provider will provide any data on such Regulatory Proceedings that may be required for regulatory filings. The Service Provider further agrees to promptly provide information to the Company as reasonably requested by the Company, such as a report in a form mutually agreed by the Parties summarizing the nature of any Regulatory Proceedings relating to the Reinsured Policies, the alleged actions or omissions giving rise to such Regulatory Proceedings, inquiries or proceedings and copies of any files or other documents that the Company may reasonably request in connection with its review of these matters. Except as set forth in this Agreement, the Service Provider shall supervise and control the investigation, contest, defense and/or settlement of all Regulatory Proceedings relating to the Reinsured Policies at its own cost and expense, and in the name of the Company when necessary.

5.	The Service Provider and the Company shall cooperate with each other with respect to the Company Litigation and any Regulatory Proceedings relating to the Subject Business. The Service Provider shall notify the Company promptly of any Company Litigation and any Litigation involving Serious Injury (“Substantial Litigation”), and in no event later than five (5) Business Days after receipt of notice thereof. Similarly, the Company shall notify the Service Provider promptly of any Company Litigation, and in no event later than five (5) Business Days after receipt of notice thereof. Subject to the Company’s right to assume and control the defense of any Company Litigation in accordance with this paragraph 5, the Service Provider shall control, investigate, contest, defend or settle, at its own cost and expense, including when necessary in the name of the Company, any Litigation. The Service Provider shall keep the Company reasonably informed of the progress of all Company Litigation it controls and any Substantial Litigation. With regard to Substantial Litigation and Company Litigation, at the Company’s request, the Service Provider shall provide a report summarizing the nature of such Substantial Litigation or Company Litigation, the alleged actions or omissions giving rise to such Substantial Litigation or Company Litigation and copies of any files or other documents or information that the Company may reasonably request in connection with its review of these matters. In no event shall the Service Provider settle or compromise any Company Litigation without the Company’s prior written consent unless (A) there is no finding or admission of any violation of Applicable Laws or any violation of the contractual rights of any person and no effect on any other claims that may be made against the Company, or (B) the sole relief provided is monetary damages that are paid in full by the Service Provider and a full and complete release is provided to the Service Provider.

Subject to the Company’s right to assume and control the defense of any Company Litigation in accordance with this paragraph 5, the Service Provider shall manage all aspects of any Litigation, including coverage litigation, relating to Claims, which includes but is not limited to:

a.	Retention of, communication with and coordination with counsel to defend the insured or the Company where appropriate; and

b.	Evaluation of Claims and coverage as needed, including as appropriate, performing factual investigation of Claims, instituting or defending coverage litigation.

Notwithstanding anything in this Agreement to the contrary, the Company shall have the right to, at its own expense, participate fully in the defense of any Litigation or Regulatory Proceeding with respect to the Reinsured Policies with counsel of its own choice. In addition, with respect to any Company Litigation or Regulatory Proceeding, the Company shall have the right to assume and control the investigation, contest and defense of such Company Litigation or Regulatory Proceeding (“Assumption of Control”) upon prior written notice to the Service Provider.

In the event of an Assumption of Control by the Company pursuant to the immediately preceding sentence, the Company shall:

x.	have the right to choose counsel, with consent of the Service Provider (which consent is not to be unreasonably withheld, delayed or conditioned);

y.	have the exclusive right to settle or compromise the applicable Company Litigation or Regulatory Proceeding in a manner that is consistent with how the Company, in the ordinary course of business, settles or compromises any legal action, proceedings or Regulatory Proceeding for which the Company is responsible; provided, the Service Provider shall have the right to consent (such consent not to be unreasonably withheld, delayed or conditioned) in writing any such settlement or compromise in excess of $2,000,000.00 (inclusive of defense and indemnification fees) with respect to a Company Litigation that involves Reinsurer ECO/XPL; provided, further, that upon request, the Service Provider shall have an opportunity to be associated with the Company, at the Service Provider’s expense, in the defense of any Company Litigation that involves Reinsurer ECO/XPL and is subject to Company’s Assumption of Control, and Parties will reasonably cooperate in preparing to prosecute or defend or in the prosecution or defense of such Company Litigation; and

z.	keep the Service Provider reasonably informed with respect to the status of any litigation or proceeding subject to an Assumption of Control.

6.	The Service Provider shall assume the reporting and accounting obligations set forth below:

a.	As soon as practicable after the end of each month, but no later than twenty (20) calendar days after each month from the Transition End Date until the termination or expiration of this Agreement, the Service Provider shall provide to the Company and their respective designated independent auditors such reports and summaries (and, upon reasonable request of the Company, detailed supporting records) related to the Reinsured Policies as may be reasonably required for use in connection with the preparation of such financial statements, tax returns and reports and to comply with the requirements of the Regulatory Authorities having jurisdiction over the Company. The Parties shall cooperate in good faith to establish the manner for the providing of such reports. The Service Provider shall provide such reports, summaries and records to the Company as soon as practicable but no later than twenty (20) days after the end of each calendar quarter from the Transition End Date until the termination or expiration of this Agreement. All such reports, summaries and records shall be accurate and complete in all material respects.

b.	As soon as practicable, but not more than twenty (20) calendar days after the end of each month from the Transition End Date until the termination or expiration of this Agreement, the Service Provider shall provide to the Company (i) the claims bordereau, which contains information as specified in Article XI(A) (Reports and Remittances) of the Loss Portfolio Transfer Agreement and other information reasonably requested by the Company, in a form to be mutually agreed by the Parties and (ii) the report of aggregate Ultimate Net Loss, which contains information as specified in Article XI(A) (Reports and Remittances) of the Loss Portfolio Transfer Agreement.

c.	The Service Provider shall promptly and timely provide notice to the Company and the Service Provider of any changes in the reserve methodology used by the Service Provider in calculating statutory reserves for the Reinsured Policies. The Service Provider shall notify the Company and deliver to the Company a claims summary report in the form attached hereto as Exhibit A (i) immediately if a Claim is reserved for an amount greater than $250,000.00 and advise the Company of any subsequent material developments pertaining thereto, and/or (ii) promptly if a Claim involves a Serious Injury and advise the Company of any subsequent material developments pertaining thereto

d.	On and after the Transition End Date, the Service Provider shall deliver communications and Notices relating to the Subject Business to the Company, and any files and financial data on the Subject Business to the Company, as requested and agreed upon between the Parties, such agreement not to be unreasonably withheld.

C.	The Service Provider shall provide the Claims Handling and Administrative Services in accordance with the following standards (the “Service Standards”): (i) with care, skill, expertise, prudence and diligence that would be expected from experienced and qualified personnel performing such duties in like circumstances; (ii) in accordance with the terms of the Reinsured Policies, (iii) in accordance with the applicable terms of this Agreement, and (iv) in compliance with all Applicable Laws, including maintenance by the Service Provider, its designees or their respective designees, as applicable, of all licenses, authorizations, permits and qualifications from Regulatory Authorities necessary to perform the Claims Handling and Administrative Services required by this Agreement, and (v) to the extent consistent with clauses (i) through (iv) of this paragraph C, in accordance with applicable industry standards.

D.	The Service Provider shall ensure that from the Transition Period – Phase I End Time and thereafter during the term of this Agreement, it, along with all of its Affiliates, agents, Subcontractors and assignees, provides and maintains Consents, permissions, rights, technology, sufficient expertise, trained personnel, systems, facilities and procedures (financial, legal, accounting, administrative or otherwise) and other resources as may be necessary or appropriate to enable it to fulfill its obligations under this Agreement.

E.	Unless otherwise provided under this Agreement, the Service Provider shall not represent itself as the agent of the Company and shall not have any authority to give on behalf of the Company any representations, warranties or undertakings with regard to any matter, except as set out in this Agreement and/or the Loss Portfolio Transfer Agreement.

F.	The Parties shall cooperate and use their reasonable efforts in order that the duties assumed by the Service Provider will be effectively, efficiently and promptly discharged. In furtherance of the foregoing, the Company shall deliver to the Service Provider such other documents and instruments as the Service Provider may reasonably request in respect of its obligations hereunder. Each Party shall, at all reasonable times under the circumstances, make available to the other Party properly authorized personnel for the purpose of consultation, deposition or investigations. If a requested witness is not an employee of the Company or its affiliates, the Company will provide the Service Provider with the last-known contact information regarding such witness.

G.	In addition to information provided pursuant to this Services Article, the Record Keeping, Audit and Inspection Article, or other articles of the applicable Transaction Documents, upon request and reasonable Notice from the Company, the Service Provider shall share information relating to coverage positions taken by the Service Provider on behalf of the Company and shall, upon request and reasonable Notice, discuss such positions with the Company’s legal representatives for the purpose of maintaining consistency of coverage positions, where appropriate. Provided, however, that nothing contained in this paragraph G shall (i) limit the Service Provider’s right to control Claims and to make final decisions with regard to Claims or (ii) cause the Service Provider to provide information which would jeopardize the attorney-client or other applicable privilege, or protections afforded by the work-product doctrine.

ARTICLE IV - COMPANY OBLIGATIONS – TRANSITION PERIOD

A.	After the Closing and through and including July 31, 2020 (the “Transition Period – Phase I”), the Company will transition the claims handling of the Subject Business to the Reinsurer and will reasonably assist in the administration of Claims by providing the following services (the “Phase I Transition Services”):

1.	The Company will use its reasonable efforts to provide assistance to and information requested by the Service Provider (including, as delegated by the Service Provider, its Affiliates or its Subcontractors) to assist the Service Provider to undertake the Claims Handling and Administrative Services in all matters relating to the Subject Business including Reinsurer ECO/XPL, including but not limited to:

a.	Transferring to the Service Provider and its Subcontractors the Subject Business Information and System Data reasonably required for the Service Provider and its Subcontractors to perform the Claims Handling and Administrative Services; and

b.	Assisting the Service Provider and its Subcontractors with the migration of Subject Business Information and System Data from the Company’s systems to the Service Provider and its Subcontractors’ systems to the extent reasonably required for the Service Provider and its Subcontractors to perform the Claims Handling and Administrative Services.

2.	The Company will administer Claims and Litigation with oversight by and instructions from the Service Provider and its Subcontractors. In so doing, the Company will have the following obligations:

a.	Agreeing upon (such agreement not to be unreasonably withheld, delayed or conditioned by the Service Provider) a format for claims approval requests from the Company to the Service Provider and its Subcontractors and the timing for such approval;

b.	Providing timely notice to the Service Provider and its Subcontractors of upcoming mediations and settlement conferences;

c.	Obtaining prior approval from the Service Provider for any changes to individual case reserves in excess of $100,000.00;

d.	Obtaining prior approval from the Service Provider for any Claim payment, settlement or commutation in excess of $50,000.00;

e.	Obtaining prior approval (such approval not to be unreasonably withheld, delayed or conditioned by the Service Provider) for any ex gratia payment and requesting such advice from coverage counsel as the Company may deem necessary in its reasonable discretion;

f.	Paying all Claims and associated expenses using funds from the Loss Escrow Accounts; and

g.	Maintaining claims handling procedures, including claims handler caseload, consistent with claims handling procedures in place as of May 31, 2020.

B.	Notwithstanding anything to the contrary in this Agreement, from the end of the Transition Period – Phase I (i.e., 11:59 PM EST on July 31, 2020, the “Transition Period – Phase I End Time”) until the Transition End Date (“Transition Period – Phase II” and collectively with “Transition Period – Phase I”, the “Transition Period”), the Service Provider shall assume responsibility for and commence providing the Claims Handling and Administrative Services (or a portion thereof, as the Parties may mutually agree), provided that the Company shall continue to reasonably cooperate with the Service Provider as required by paragraph F of the Services Article and provide the Service Provider and its Subcontractors with the following services (the “Phase II Transition Services” and together with the Phase I Transition Services, the “Transition Services”):

1.	Allowing the Service Provider and its Subcontractors reasonable and prompt access to claim files to the extent reasonably required for the Service Provider and its Subcontractors to perform the Claims Handling and Administrative Services;

2.	Allowing the Service Provider and its Subcontractors reasonable and prompt access to the Company’s claim staff with substantial knowledge of the Subject Business to discuss current open claims, claim actions, and claim strategies, including weekly meetings if requested, in each case to the extent reasonably required for the Service Provider and its Subcontractors to perform the Claims Handling and Administrative Services;

3.	Continuing to provide the assistance as set forth in paragraph A.1 above in this Company Obligations – Transition Period Article;

4.	In the event the Company retains any portion of the Claims Handling and Administrative Services after the Transition Period – Phase I End Time (as allowed for in paragraph B of this Company Obligations – Transition Period Article), then the Company will provide such services in accordance with paragraph A.2 of this Company Obligations – Transition Period Article except, for the avoidance of doubt, with respect to (i) any claims relating to any Retained ECO/XPL or (ii) any Company Litigation of which the Company has assumed control pursuant to paragraph B.5 of the Services Article.

5.	For any Claims-related Transition Services provided by the Company that have not been completely transitioned to the Service Provider by the Transition End Date due solely to actions or omissions of the Service Provider (as such time period may be extended pursuant to paragraph D below in this Company Obligations – Transition Period Article), the Service Provider shall pay: (i) the actual, documented labor cost incurred by the Company in relation to the provision of such Transition Service by the Company to the Service Provider (without overhead allocation, without mark-up and without profit) (the “Fees”) and (ii) all actual, demonstrable and reasonable out-of-pocket costs (“Out-Of-Pocket Costs”).

a.	The Company shall invoice the Service Provider for the Fees, and all Out-Of-Pocket Costs, on a monthly basis in arrears, and the Service Provider shall pay the Company such Fees and Out-Of-Pocket Costs within 30 days of its receipt of such invoice. Company shall provide information reasonably necessary for the Service Provider to verify the accuracy of such Fees and Out-Of-Pocket Costs with such invoices, as necessary.

C.	During the term of this Agreement, including after the Transition End Date, the Company, in furtherance of its obligation to reasonably cooperate with the Service Provider under paragraph F of the Services Article, will provide any documents, information and data not previously transitioned to the Service Provider and its Subcontractors during the Transition Period to the extent such documents, information and data are reasonably required for the Service Provider and its Subcontractors to perform the Claims Handling and Administrative Services.

D.	Parties agree to each work diligently towards implementing the Schedule of Transition Milestones attached hereto as Schedule A (the “Schedule of Milestones”), and Parties shall cooperate with each other for timely implementation of the Schedule of Milestones based on the terms contained therein. The Parties shall use commercially reasonable efforts to minimize costs associated with implementing and following the Schedule of Milestones. In the event that any milestone is not satisfied or met as set forth on the Schedule of Milestones, the Parties will attempt in good faith to mitigate or resolve such delay promptly by negotiation through a representative from each Party. A representative from each Party familiar with the circumstances surrounding the delay will meet (which may be via teleconference or videoconference, as the Parties agree) within three (3) Business Days after demand by either Party (by written notice), or on such other date as may be mutually agreed, at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to exchange relevant information and to attempt to resolve or remediate the delay or adjust the Schedule of Milestones equitably to account for such delay.

E.	For the avoidance of doubt, the Company shall retain the right to approve or otherwise incur any Loss Adjustment Expenses during or prior to July 31, 2020, regardless of when such Loss Adjustment Expenses are invoiced. To the extent any such Loss Adjustment Expenses are paid by the Company, the Service Provider shall reimburse the Company for such Loss Adjustment Expenses.

F.	If, after the Transition End Date and solely due to the Company’s failure to provide information and data relating to any open Claims (i.e., actively managed Claims that are not deemed closed at the applicable time of determination, including Claims that are reopened) in accordance with this Company Obligations – Transition Period Article, there is a material and adverse impact on the Service Provider’s ability to (i) assume or to provide Claims Handling and Administrative Services or (ii) otherwise meet its obligations under this Agreement, in each case, solely with respect to applicable open Claims:

1.	then, the Parties will attempt in good faith to mitigate or resolve such failure promptly by negotiation through a representative from each Party. A representative from each Party familiar with the circumstances surrounding the situation will meet (which may be via teleconference or videoconference, as the Parties agree) within two (2) Business Days after a written demand by the Service Provider, or on such other date as may be mutually agreed, at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to exchange relevant information and to attempt to resolve or remediate such failure within four (4) Business Days of the Company’s receipt of the Service Provider’s written demand pursuant to this paragraph 1; and

2.	if the Parties are not able to resolve any such failure of the Company to the Parties’ mutual satisfaction pursuant to paragraph 1 above, and such failure of the Company continues to have such material and adverse impact, then in addition to any other rights or remedies the Service Provider may have under this Agreement, at law or at equity, the Company shall pay, as liquidated damages and not as a penalty, the sum of $5,000 for each Business Day until such failure of the Company ceases to have such material and adverse effect; provided that the Company’s total liability under this paragraph F shall not exceed $250,000.

ARTICLE V - Third-Party Reinsurance

A.	The Company shall retain responsibility for all administration and collection of all Third-Party Reinsurance. The Service Provider shall assist and cooperate with the Company in connection with the administration and collection of all Third-Party Reinsurance, including without limitation providing such information as the Company may request on a timely basis.

B.	Either Party, when so requested and to the extent permitted or required under the relevant Third-Party Reinsurance agreement, shall afford a reinsurer under such Third-Party Reinsurance (the “Third-Party Reinsurer”) an opportunity to be associated with the Company or the Service Provider, at the Third-Party Reinsurer’s expense, in the defense of any Litigation involving any Subject Business that has been reinsured by such Third-Party Reinsurer, and all relevant parties will reasonably cooperate in preparing to prosecute or defend or in the prosecution or defense of such Litigation.

ARTICLE VI - SERVICE PROVIDER’S OBLIGATIONS

A.	The Service Provider shall not be liable for a failure to provide the Claims Handling and Administrative Services in accordance with the terms of this Agreement to the extent such failure results from the Service Provider’s reliance on inaccurate or inadequate information provided by the Company. The Service Provider shall perform or re-perform the affected Claims Handling and Administrative Services as soon as reasonably practicable once such inaccuracy or inadequacy is realized or brought to its attention.

B.	The Service Provider shall bear all the expenses in connection with the Claims Handling and Administrative Services provided by the Service Provider incurred on or after the Transition Period – Phase I End Time until the expiration or termination of the Loss Portfolio Transfer Agreement, including in the event this Agreement is terminated prior to the expiration or termination of the Loss Portfolio Transfer Agreement. This paragraph B shall survive the termination of this Agreement.

ARTICLE VII - COMPLIANCE WITH LAWS

A.	1. In providing the Claims Handling and Administrative Services, and in connection with maintaining, administering, handling and transferring the data of the policyholders and other recipients of benefits under the Reinsured Policies, including the Subject Business Information and System Data and the Service Records, the Service Provider shall, and shall cause its Affiliates and any permitted Subcontractor to, comply with (i) all Applicable Laws applicable to the conduct of business which is the subject of this Agreement, including, without limitation, any licensing, privacy, confidentiality and data security obligations applicable to them or the Company and (ii) the provisions of written privacy policies under which such information was gathered (a copy of each such policy having been made available to the Service Provider by the Company), in connection with the collection, use, disclosure, maintenance and transmission of PII regarding any insureds or any other persons or entities with whom the Company does business. Such Applicable Laws shall include those currently in place and those which may become effective during the term of this Agreement, including the Gramm-Leach-Bliley Act, the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), Fair Credit Reporting Act and any other Applicable Laws.

2.            The Service Provider shall entitle the Company and their auditors, agents and representatives, at their sole cost and expense, and any Regulatory Authorities, to the extent required by Applicable Law, to audit the Service Provider’s compliance herewith upon reasonable notice and during normal business hours. To the extent required by Applicable Laws, the Service Provider shall also enable individual subjects of PII, upon request from such individuals, to review and correct information maintained by the Service Provider about them and to restrict use of such PII. The Service Provider agrees that all PII is confidential and proprietary in nature, and that the Service Provider is required by Applicable Laws to protect and keep confidential nonpublic information obtained from the Company’s customers, and that said information shall not be divulged by the Service Provider to any third parties or used in any manner other than in connection with this Agreement and related transactions between the Service Provider and the Company. The Service Provider shall not use PII other than for the purposes of its business, and shall disclose it only to those employees of the Service Provider with a specific need to know. Accordingly, the Service Provider shall:

a.	establish and maintain appropriate security measures to protect the security and confidentiality of such PII as outlined by the state and federal regulations;

b.	protect against any anticipated threats or hazards to the security or integrity of customer information;

c.	regularly maintain and monitor a security plan to protect against unauthorized access to both physically and electronically maintained information or use of such information that could result in substantial harm to customers, and review the scope of security measures annually;

d.	otherwise ensure compliance with regulations as set forth in paragraph A.1 of this Compliance with Laws Article, as they may be amended, and any regulations promulgated;

e.	at the expiration of this Agreement, Service Provider agrees to keep confidential all PII until it is returned or destroyed;

f.	Service Provider shall notify the Company promptly if any breach of security occurs or is reasonably expected to occur that may affect PII and document responsive actions taken and post-incident review of events;

g.	Service Provider shall notify the Company if any data breach occurs or is reasonably expected to occur whereby any Subject Business Information and System Data and the Service Records may be exposed through malicious means;

h.	Make available to Company the information required for Company to provide any accounting of disclosures or for any other purpose in accordance with HIPAA rules;

i.	Ensure that all Service Provider employees comply with all of the above requirements.

3.            The Service Provider shall be responsible for all costs and expenses arising from any data breach in connection with the Subject Business Information and System Data and the Service Records or any breach of security affecting PII, including but not limited to, the costs of notifying the Company’s customers of such data or security breach and any related expenses, unless such breach results solely from the Company’s actions.

4.            Within thirty (30) Business Days upon receipt of a written Notice from the Company requesting the Service Provider to delete any PII within the Subject Business Information and System Data or Service Records, the Service Provider shall make such deletions in the event that such PII is not required (i) for continued provision of the Claims Handling and Administrative Services or (ii) by Applicable Laws.

5.            The Service Provider shall be insured with financially sound and reputable insurance companies for data security and privacy liability covering actual or alleged acts, errors or omissions committed by the Service Provider, its Subcontractors, agents or employees, which policy(-ies) shall have limits of liability of at least $1,000,000.00 per occurrence and $5,000,000.00 in the aggregate (the “Privacy Insurance”). Servicer will furnish certificate(s) of insurance evidencing the Privacy Insurance to the Company.

6.            The terms set forth above in this Compliance with Laws Article have been included herein based on the understanding by the Parties that they are required to comply with HIPAA. To the extent that any relevant provision of HIPAA has been excluded, is materially amended or interpreted in a manner that changes the obligations of either Party under this Agreement, the Parties agree to negotiate in good faith an amendment to this Agreement to give effect to such revised obligations. The terms of this Agreement will be construed in light of any interpretation of and/or guidance on HIPAA issued by the Department of Health and Human Services or the Office of Civil Rights, from time to time.

B.	The Service Provider retains the right to control and direct the handling, investigation, response and/or defense of any administrative or legal proceedings by any Regulatory Authority relating solely to the Service Provider as a reinsurance provider and not the service administrator. The Company agrees to cooperate, participate and provide any necessary documentation if any such investigations, administrative or legal proceedings occur.

ARTICLE VIII - TERM

Unless terminated earlier in accordance with the Termination Article, this Agreement shall commence on the Closing Date and shall remain in force until the Loss Portfolio Transfer Agreement is terminated pursuant to its terms.

ARTICLE IX - TERMINATION

A.	The Company may terminate this Agreement, upon prior written Notice, in the event that there is Cause, and the Service Provider fails to cure such Cause within 30 Business Days following written Notice of such Cause. It being understood that nothing in this paragraph A shall relieve either Party from the administrative responsibilities or obligations under this Agreement unless and until this Agreement is terminated.

B.	In the event that any Regulatory Authority gives Notice to any Party that it requires that this Agreement be terminated, then the recipient Party shall immediately provide a copy of such Notice to the other Party and upon receipt of such Notice by the other Party, the Parties shall discuss and, if possible, agree whether to appeal the decision of the Regulatory Authority. If the Parties do not agree to appeal the decision of the Regulatory Authority within 10 Business Days of each Party being provided with a copy of any Notice from the Regulatory Authority requiring this Agreement to be terminated or any appeal is rejected by the Regulatory Authority, this Agreement shall automatically terminate.

C.	Upon the reversion of any Claim, Litigation, or contract related to the Subject Business under this Agreement, the Service Provider shall fully cooperate in transferring Claims handling responsibility to the Company. Such cooperation shall include, but not be limited to, transferring all claims files and any other documents associated with the Subject Business or provision of Claims Handling and Administration Services to the Company in a timely manner, and shall be co-extensive with the Service Provider’s duty to cooperate under paragraph F of the Services Article.

D.	Either Party may terminate this Agreement in the event of a material breach of the other Party’s obligations under the Loss Portfolio Transfer Agreement or this Agreement.

E.	In the event of termination for any reason, the Service Provider shall cooperate fully in the orderly transfer of the Service Provider’s obligations under this Agreement to one or more replacement claim servicers designated by the Company. The expenses and costs associated with such transfer shall be (a) borne by the Service Provider alone if this Agreement is terminated by the Company pursuant to paragraph A or paragraph D (as a result of a breach by the Service Provider of its obligations) of this Termination Article, (b) borne by the Company alone if this Agreement is terminated by the Service Provider pursuant to paragraph D (as a result of a breach by the Company of its obligations) of this Termination Article, (c) split equally between the Company and the Service Provider if this Agreement is terminated pursuant to paragraph B of this Termination Article.

F.	Nothing herein shall relieve any Party from liability for any breach of this Agreement prior to such termination.

ARTICLE X - WARRANTIES

The Service Provider warrants to the Company that:

A.	The Claims Handling and Administrative Services shall be provided by suitable, appropriately licensed, qualified, experienced and competent personnel engaged by the Service Provider or its Subcontractors;

B.	The Subcontractors providing services at the direction of the Service Provider will be suitable, appropriately licensed, qualified, and experienced;

C.	The Service Provider will not surrender and shall at all times comply with such Consents as are necessary for the provision of the Claims Handling and Administrative Services; and

D.	The Claims Handling and Administrative Services shall be provided in accordance with and shall at all times comply with the Service Standards.

ARTICLE XI - RECORD KEEPING, AUDIT AND INSPECTION

A.	The Service Provider shall keep detailed records of all activities carried out in connection with the provision of the Claims Handling and Administrative Services, including but not limited to all data (including personal data), information, financial transaction records, text, statistics, analysis and other materials embodied in any form relating to the Subject Business and any other records that are expressly required to be kept by the Service Provider under this Agreement (the “Service Records”). The Service Provider agrees to permit the Company (or its designee), to audit the Service Records at least quarterly (as agreed between the Parties), in order to track the reserves of the Subject Business. The Service Provider will provide all reasonable information, including access to Service Records, for such purposes. The Company shall, at its own expense, be entitled to make copies of the Service Records for these purposes.

B.	The Service Provider shall keep the Service Records for ten (10) years following the Closing Date, which period is subject to extension as reasonably requested by the Company (such period, the “Record Retention Period”). unless this Agreement has terminated or expired before the end of the Record Retention Period. Notwithstanding the foregoing, after the expiration or termination of this Agreement, the Service Provider shall return all of the Service Records to the Company, if requested by the Company.

C.	Each Party shall, and shall ensure that its Affiliates, Subcontractors, agents and representatives, grant to the other Party and its agents and representatives, and to any statutory auditor of the other Party, Regulatory Authority or Third-Party Reinsurer (or its designee), to the extent permitted or required under the relevant Third-Party Reinsurance agreement, the right of access to such Party’s premises, systems (with the exception of the Company’s systems), such Party’s personnel, Subject Business Information and System Data and the Service Records as the other Party may reasonably require during normal business hours in order to:

1.	Verify that the Party is complying with the terms of this Agreement, including compliance with Applicable Law;

2.	Identify suspected fraud or material accounting mistakes, in which case the other Party and any statutory auditors of the other Party or its authorized agents, a Regulatory Authority or a Third-Party Reinsurer (or its designee), to the extent permitted or required under the relevant Third-Party Reinsurance agreement, may discuss any matter with any Party personnel as the other Party may reasonably require;

3.	Fulfill any request by a Regulatory Authority in the course of carrying out its reporting functions;

4.	Inspect the integrity, confidentiality and security of the Subject Business Information and System Data and Service Records subject to privilege.

D.	Subject to any requirements specified by a Regulatory Authority and paragraph E below, any audit, investigation or monitoring undertaken in accordance with this Record Keeping, Audit and Inspection Article shall be subject to the Party providing at least five (5) Business Days’ Notice of any audit including high level details of the part of the other Party’s organization that the Party intends to audit pursuant to these provisions.

E.	Where an audit is required by the Party for reasons of suspected fraud or material non-compliance, the Party shall, to the extent permitted by Applicable Law, disclose the objective of the audit to a senior representative of the other Party, as soon as reasonably practicable and in any event two (2) Business Days before commencing the audit, who shall undertake to keep the objective of the audit confidential from any person or function who is, or might reasonably be expected to be, the subject of such audit.

F.	If any audit or other inspection by or on behalf of a Party (the “Auditing Party”) demonstrates any non-compliance by the other Party or any of its Affiliates, Subcontractors or agents and representatives (collectively, the “Audited Party”) of the Audited Party’s obligations in connection with this Agreement, the Audited Party shall, without prejudice to any other rights and remedies the Auditing Party may have, remedy the cause of such non-compliance as soon as reasonably practicable to the reasonable satisfaction of the Auditing Party (including its designee).

G.	Each Party shall ensure that any software, hardware and any documentation, including maintenance documentation, required to retrieve and read any Subject Business Information and System Data or Service Records stored in non-print media (including electronic, optical or magnetic media) insofar as the Subject Business Information and System Data or Service Records are in the other Party’s possession and/or control, are retained until the expiration of the term of this Agreement. The Company will provide twenty (20) Business Days written Notice to the Service Provider of its desire to destroy any of the Subject Business Information and System Data or Service Records pursuant to its record retention policy or Applicable Laws.

H.	The inspection or audit, or failure to inspect or audit, shall not in any way relieve the Parties from their obligations under this Agreement.

I.	The Confidentiality Article of the Loss Portfolio Transfer Agreement is hereby incorporated by reference and shall apply to this Agreement mutatis mutandis, and Parties shall comply with all Applicable Laws relating to the confidentiality of personal information. The Service Provider shall, and shall cause its Affiliates and Subcontractors to whom Subject Business Information and System Data or Service Records are provided to, establish and maintain environmental, safety and facility procedures, data security procedures and other administrative, physical and technical safeguards against the destruction, loss, unauthorized access or alteration of the data and information of the Subject Business in the possession of the Service Provider (and its Affiliates and Subcontractors), which are no less rigorous than those maintained by the Service Provider for its own information of a similar nature and no less rigorous than required by Applicable Laws, including laws concerning data privacy and personally identifiable information.

J.	Subject to the Confidentiality Article of the Loss Portfolio Transfer Agreement (incorporated herein by reference), each Party shall, and shall assure that all personnel shall promptly and fully cooperate at all times with the Regulatory Authorities and their appointees and representatives, including by:

1.	Making itself readily available for meetings with the Regulatory Authorities and their appointees and representatives, as requested;

2.	Giving the Regulatory Authorities and their appointees and representatives access to:

a.	Any records, files, tapes or computer systems (including all records specified and/or referred to in this Article) which are within its possession or control;

b.	Any relevant personnel; and

c.	Any facilities which the Regulatory Authorities and their appointees and representatives may request.

3.	Producing to the Regulatory Authorities and their appointees and representatives any records, files, tapes or computer systems in its possession or control, as requested by the Regulatory Authorities;

4.	Printing information in its possession or control which is held on computer or on microfilm or otherwise converting it into a readily legible document or any other record which the Regulatory Authorities and their appointees and representatives may request;

5.	Permitting the Regulatory Authorities and their appointees and representatives to copy documents or other material on its premises and to remove copies and hold them elsewhere, or providing any copies, as requested by the Regulatory Authorities;

6.	Answering truthfully, fully and promptly all questions which are reasonably put to it by the Regulatory Authorities and their appointees and representatives; and

7.	Permitting the Regulatory Authorities and their appointees and representatives to have access to any of its premises, with or without Notice, and shall take reasonable steps to procure that its agents and suppliers and Subcontractors permit such access to their business premises where requested by the Regulatory Authorities, subject to privilege.

ARTICLE XII - COMPLAINTS

A.	For the purposes of this Complaints Article, a “Complaint” means any oral or written expression of a material dissatisfaction (whether justified or not) about the provision of, or failure to provide, the Claims Handling and Administration Services, including, without limitation:

1.	Disagreements with the way a Claim has been handled;

2.	Allegations of inappropriate and/or unprofessional behavior;

3.	Legal action, or threats of legal action, against the Service Provider or Company for any dissatisfaction in the claims handling process.

B.	The Parties shall notify each other as soon as practicable and in any event within five Business Days upon receipt of any Complaint directly from a complainant. Any such Complaints received by the Company from the Service Provider or any Complaints received directly by the Company shall be acknowledged by the Company within five Business Days of receipt of such Complaint by the Company, and such acknowledgment shall include the handling procedure with respect to such Complaint, as practicable. The Company will provide a copy of such response to the Legal and Regulatory Department of the Service Provider.

C.	With respect to any Complaint, the Service Provider will act in accordance with Applicable Laws.

ARTICLE XIII - NOTICES

The Notices Article of the Loss Portfolio Transfer Agreement is hereby incorporated by reference and shall apply to this Agreement mutatis mutandis.

ARTICLE XIV - AMENDMENTS

This Agreement may be modified or otherwise amended, and the observance of any term of this Agreement may be waived, if such modification, amendment or waiver is in writing and signed by the Parties.

ARTICLE XV - COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall constitute an original, but all of such counterparts taken together shall constitute but one and the same Agreement.

ARTICLE XVI - NO ADDITIONAL CONSIDERATION

This Agreement is being entered into in consideration of the Transaction. Except as otherwise set forth herein, there shall be no fee or other consideration due to the Service Provider for performance of the Claims Handling and Administrative Services under this Agreement with respect to the Reinsured Policies. Except as otherwise provided by this Agreement, all expenses of the Service Provider shall be borne solely by the Service Provider.

Except as otherwise set forth herein or in the Loss Portfolio Transfer Agreement, (i) there shall be no fee or other consideration due to the Company for performance of the Transition Services and (ii) all expenses of the Company shall be borne solely by the Company.

ARTICLE XVII - ASSIGNMENT

Neither Party shall assign any of its rights or obligations under this Agreement without the prior written consent of the other Party other than any assignment by the Company to any of its Affiliates.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives:

AMERICAN HALLMARK INSURANCE COMPANY OF TEXAS
HALLMARK SPECIALTY INSURANCE COMPANY
HALLMARK INSURANCE COMPANY
HALLMARK NATIONAL INSURANCE COMPANY

Hallmark County Mutual Insurance Company

By:

Title:

DARAG BERMUDA LTD.

By:

Title:

SCHEDULE A

SCHEDULE OF TRANSITION MILESTONES

(See attached)

EXHIBIT A

FORM OF CLAIMS SUMMARY REPORT

Gross Indemnity Reserve:	$	Gross Expense Reserve:
Hallmark U/W Entity:		Reinsurance:
Line of Business:		Class of Business:
Named Insured:		Claimant or Plaintiff:
Claim Number:		Policy Number:
Policy Period:		Policy Limit:
Date of Loss:		Deductible or SIR:
DNR or Claim Made Date:		Attachment Point:
Claim or Loss Type:		Loss Location:
Prepared by:		Date Prepared:
Coverage:

Description of Occurrence/Wrongful Act/Loss:

Liability Analysis or Cause of Loss Determination:

Damages or Loss Estimates:

Reserve Analysis:

Resolution or Loss Adjustment Strategy/Subrogation: